UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2020

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 High Street, 28th Floor Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CATB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On September 17, 2020, the Board of Directors of Catabasis Pharmaceuticals, Inc. (the “Company”) appointed Noah Clauser to the position of Chief Financial Officer of the Company, effective immediately. Prior to his appointment, Mr. Clauser, age 47, had served as the Company’s Vice President, Finance since August 2017, leading the Company’s finance and operations functions. Previously, he served as Senior Director, Finance and Controller of the Company from January 2016 to August 2017 and as Controller of the Company from April 2011 to December 2015. Mr. Clauser is a licensed Certified Public Accountant in Massachusetts and holds an M.S. in Accounting and a B.S. in Management from the University of Massachusetts at Boston.

In connection with Mr. Clauser’s appointment as Chief Financial Officer, Mr. Clauser’s annualized base salary was increased to $320,000 and his target annual bonus opportunity was increased to 35% of his base salary. In addition, Mr. Clauser was granted an incentive stock option to purchase 35,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with an exercise price of $6.94 per share, equal to the closing price of the Common Stock on the Nasdaq Global Market on the grant date of September 17, 2020. Subject to Mr. Clauser’s continued service, 25% of the shares will vest on the first anniversary of the grant date and the remainder will vest over the ensuing three years at a rate of 2.0833% per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: September 21, 2020.	By:	/s/ Ben Harshbarger
Ben Harshbarger SVP, General Counsel